EXHIBIT INDEX

(h)(12) Class Y Shareholder Service Agreement between Registrant, on behalf of AXP Growth Dimensions Fund, and American Express Financial Advisors Inc., dated March 9, 2000.

(i)      Opinion and consent of counsel.

(j)      Independent Auditors' Consent.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated January 9, 2002.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated January 9, 2002.

(q)(3) Trustee's Power of Attorney to sign Amendments to this Registration Statement, dated January 9, 2002.

(q)(4) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated January 9, 2002.

(q)(5) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated September 17, 2002.

(q)(6) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated September 18, 2002.